EXHIBIT 19

DIME COMMUNITY BANCSHARES, INC. INSIDER TRADING POLICY

Dime Community Bancshares, Inc. (the “Company”) is a public company, the common stock of which is traded on the Nasdaq Stock Market and registered under the Securities Exchange Act of 1934 (the “Exchange Act”).  Pursuant to the Exchange Act, the Company files periodic reports and proxy statements with the Securities and Exchange Commission (the “SEC”).  Dime Community Bank (the “Bank”) is the Company’s wholly owned subsidiary.

The purchase or sale of securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then trade in the Company’s securities, is prohibited by the federal securities laws.  Insider trading violations are pursued vigorously by the SEC and the U.S. Attorneys and are punished severely.  While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.

The Company’s Board of Directors has adopted this Policy both to satisfy the Company’s obligation to prevent insider trading and to help Company personnel avoid the severe consequences associated with violations of insider trading laws.  This Policy is also intended to prevent even the appearance of improper conduct on the part of anyone employed by or associated with the Company (not just so-called insiders).  We have all worked hard over the years to establish a reputation for integrity and ethical conduct, and we do not want to have that reputation damaged.

There are harsh civil and criminal penalties that may apply to any individual who trades in Company securities while in possession of material nonpublic information, or who gives that information to another person who then uses it in buying or selling securities.  Anyone who trades while in possession of material nonpublic information will not only have to pay back any profit they made, but may be subject to significant additional monetary penalties, suspended from serving as an officer or director of a public company, and could face lengthy prison terms.  Additionally, the Company could be held liable for any violations of insider trading laws and subjected to significant monetary penalties.

Statement of Policies

It is the policy of the Company that no director, officer or other employee of the Company (references to the Company include the Bank and other subsidiaries of the Company and the Bank) who is aware of material nonpublic information relating to the Company  may, directly or through family members or other persons or entities, (a) buy, sell or gift securities of the Company (other than pursuant to a pre-approved trading plan that complies with SEC Rule 10b5-1), or engage in any other action to take personal advantage of that information, or (b) pass that information on to others outside the Company, including family and friends.  In addition, it is the policy of the Company that no director, officer or other employee of the Company who, in the course of working for the Company, learns of material nonpublic information about a company with which the Company does business, including a customer or supplier of the Company, may trade in that company’s securities until the information becomes public or is no longer material.  Furthermore, the Company prohibits “shadow trading,” which involves trading another company’s stock based

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on material nonpublic information relating to the Company.  Therefore, you must not buy or sell securities of another company at any time when you have material nonpublic information obtained through the Company that is about that other company or that could affect the share price of that other company’s stock (i.e., if you work here at Company A and you learn material nonpublic information at a Company A meeting that, if made public, could affect the share price of Company B—don’t trade in A or B).

Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are not excepted from the policy.  The securities laws do not recognize such mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standard of conduct.

If there is any uncertainty whether one is in possession of material nonpublic information, whether a transaction is subject to this Policy or whether a person is in a blackout period, one should check with the Company’s General Counsel prior to initiating any trade.

Policy Regarding the Confidentiality of Information Regarding the Company and the Disclosure of Information to Others.  Personnel of the Company should not discuss internal matters or developments with anyone outside of the Company, except as required in the performance of regular corporate duties.  Personnel of the Company with knowledge of material nonpublic information should only disclose such information to other such personnel on a need-to-know basis.  The Company is required under Regulation FD of the federal securities laws to avoid the selective disclosure of material nonpublic information.  The Company has established procedures for releasing material information in a manner designed to achieve broad public dissemination of the information immediately upon its release.  You may not, therefore, disclose information to anyone outside the Company or its business in any manner, including an internet forum or similar internet-based forum.

Material Information.  Material information is any information that a reasonable investor would consider important in making a decision to buy, hold, or sell securities.  Any information that could be expected to affect the Company’s stock price, whether it is positive or negative, should be considered material.  Some examples of information that ordinarily would be regarded as material are:

●Projections of future earnings or losses, or other earnings guidance;
●Earnings that are inconsistent with the consensus expectations of the investment community;
●A pending or proposed merger, acquisition or tender offer;
●A pending or proposed acquisition or disposition of a significant asset;
●An increase or decrease in non-performing assets;
●Information regarding the ability of a borrower to repay a significant loan;

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●A change in dividend policy, the declaration of a stock split, or an offering of additional securities;
●A decision to repurchase securities;
●A change in management or the Board of Directors;
●A cybersecurity incident that may have a significant impact on the Company;
●Significant legal proceedings or regulatory matters, whether actual, pending or threatened, or the resolution of those proceedings or matters;
●Information about significant misstatements or omissions in the Company’s disclosure documents;
●Development of a significant new product or process;
●Impending bankruptcy or the existence of severe liquidity problems of the Company;
●The gain or loss of a significant customer or supplier.

Twenty-Twenty Hindsight.  Remember, anyone scrutinizing your transactions will be doing so after the fact, with the benefit of hindsight.  As a practical matter, before engaging in any transaction, you should carefully consider how enforcement authorities and others might view the transaction in hindsight.

When Information is “Public”.  If you are aware of material nonpublic information, you may not trade until the information has been disclosed broadly to the marketplace (such as by press release or an SEC filing) and the investing public has had time to absorb the information fully.  To avoid the appearance of impropriety, as a general rule, information should not be considered fully absorbed by the marketplace until the second business day after the information is released.  If, for example, the Company were to make an announcement during the day on a Monday, you should not trade in the Company’s securities until Wednesday.  If an announcement were made on a Friday (or before the market opens on Monday), Tuesday generally would be the first eligible trading day.

Transactions by Family Members.  This Policy also applies to your family members who reside with you, anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Company securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in Company securities).  You are responsible for the transactions of these and other persons and therefore should make them aware of the need to confer with you before they trade in the Company’s securities.

Gifting of Shares.  Under the Exchange Act, directors and Section 16 Officers (as defined below) are required to report gifts of securities on Form 4 before the end of the second business day

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following the date of execution of the transaction.  Prior to making a gift of Company securities, directors and Section 16 Officers must pre-clear the transaction with the Company’s General Counsel (who will also assist in the preparation of the required Form 4) pursuant to the pre-clearance procedures included in the Insider Trading Policy Addendum to this Policy (the “Addendum”).

Applicability of Policy to Inside Information Regarding Other Companies.  This Policy and the guidelines described herein also apply to material nonpublic information relating to other companies, including the Company’s customers, vendors, suppliers or acquisition candidates (“business partners”) when that information is obtained in the course of employment with, or other services performed on behalf of, the Company. Civil and criminal penalties and termination of employment may result from trading on inside information regarding the Company’s business partners. All employees should treat material nonpublic information about the Company’s business partners with the same care required with respect to information related directly to the Company.

Blackout Periods Relating to Earnings Releases. As a precaution, the Company specifically prohibits directors, Senior Officers and certain designated employees from engaging in any transaction involving a purchase, sale or gift of the Company’s securities during any period commencing with the tenth day of the last month of the quarter and ending on the second business day after the financial results of the quarter/year end have been publicly announced (a blackout period).  The blackout period applies to signing up for, modifying participation in, changing or withdrawing from participation in 10b5-1 plans and the Employee Stock Purchase Plan (“ESPP”), as well as optional cash purchases under the dividend reinvestment plan. In addition, the blackout period applies to changes to the election of a tax withholding right pursuant to which you elect to have the Company withhold shares subject to an option or restricted stock award to satisfy tax withholding requirements.  An email will be sent to each director, Senior Officer and designated employee confirming the commencement of the quarterly blackout period. This Policy is set forth in the Addendum to this Policy.  It should be noted that just because an individual is not specifically “blacked-out” from trading does not exclude them from this Policy. Once again, any person who possesses material nonpublic information regarding the Company is prohibited from engaging in transactions involving the Company’s stock until such information becomes available to the public.

Standing Orders. Standing orders (except standing orders under approved Rule 10b5-1 plans) for the purchase or sale of shares of the Company’s securities should not be used (other than on a daily basis).

Transactions Under Company Plans

Stock Option Exercises.  This Policy does not apply to the exercise of an employee stock option, or to the exercise of a tax withholding right pursuant to which you elect, in accordance with Company policy, to have the Company withhold shares subject to an option to satisfy tax withholding requirements.  The Policy does apply, however, to any sale of stock following exercise or as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

Restricted Stock Awards.  This Policy does not apply to the vesting of restricted stock, or the exercise of a tax withholding right pursuant to which you elect, in accordance with Company

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policy, to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. The Policy does apply, however, to any market sale of vested restricted stock.

Dividend Reinvestment and Stock Purchase Plan. This Policy does not apply to purchases of Company stock under the Company’s dividend reinvestment plan resulting from your reinvestment of dividends paid on Company securities.  The Policy does apply, however, to voluntary purchases of Company stock resulting from additional contributions you choose to make to the plan, and to your election to participate in the plan or increase or decrease your level of participation in the plan. The Policy also applies to your sale of any Company stock purchased pursuant to the plan.

Employee Stock Purchase Plan. This Policy and quarterly blackout periods apply to the ESPP.  An officer or employee having material inside information regarding the Company, or during a quarterly blackout period, may not sign up for, modify his or her participation in, or withdraw from, the ESPP.  However, ongoing payroll deductions through the ESPP pursuant to a prior election are not prohibited.

Company Stock Repurchase Program.  This Policy applies to purchases proposed to be made by the Company pursuant to any ongoing stock repurchase program.  The Company will not repurchase shares while in possession of material nonpublic information and will not repurchase shares during quarterly blackout periods (unless a 10b5-1 trading plan is in effect).

401(k) Plan.  This Policy applies to (a) an intra-plan transfer of an existing account balance into or out of Company stock, (b) a borrowing against a 401(k) plan account if the loan will result in liquidation of some or all of your Company’s stock account balance, and (c) a prepayment of a loan if the prepayment will result in allocation of funds to the Company stock.

Transactions Pursuant to a 10b5-1 Trading Plan.

As a matter of general practice, directors, officers who are required to file reports under Section 16 of the Exchange Act (“Section 16 Officers”) and any other employee of the Company who may have access to or possession of material nonpublic information regarding the Company should transact purchases, sales, or gifts of the Company’s securities only during open trading windows.  Rule 10b5-1 of the Exchange Act provides an affirmative defense from insider trading liability if trades occur under a pre-arranged “trading plan” that meets certain conditions.  Under Rule 10b5-1, if you enter into a binding contract, instruction or written plan with an institutional broker/dealer that specifies the amount, price and date on which securities are to be purchased or sold, or a pre-determined formula by which the amount, price and date of trades will be determined, and these arrangements are established at a time when you do not possess material non-public information, then you may claim a defense to insider trading liability if the transactions under the trading plan occur at a time when you have subsequently learned material non-public information.  Directors,  Senior Officers and designated employees will be authorized to engage in transactions in Company securities without following the procedures in the Addendum (other than the Pre-clearance and Notification subsections, which will continue to apply) only under the following conditions:

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1.	The transaction occurs pursuant to a contract, instruction or plan meeting the requirements of 12 CFR 240.10b5-1;

2.	The contract, instruction or plan is pre-cleared with and approved by the Company’s General Counsel by submitting the plan to the General Counsel at least five business days prior to executing such plan;

3.	The contract, instruction or plan must provide for a “cooling-off period.” For directors and Section 16 Officers, the cooling-off period is the greater of (i) ninety days after the adoption or modification of the contract, instruction or plan and (ii) two business days following the filing of the Form 10-Q or Form 10-K for the fiscal quarter in which the plan was adopted or modified (subject to a maximum cooling-off period of one hundred twenty days). For all other Senior Officers and designated employees, the cooling-off period is thirty days after the adoption of or modification of the contract, instruction or plan;

4.	The contract, instruction or plan must be in writing and executed by the director, Senior Officer or designated employee during an open trading window period;

5.	The contract, instruction or plan must include a representation certifying that the director, Senior Officer or designated employee (i) is not aware of material nonpublic information about the issuer or its securities and (ii) is adopting or modifying the plan in good faith and not as part of a plan or scheme to evade the prohibition of Rule 10b5-1 on trading on the basis of material nonpublic information;

6.	The contract, instruction or plan must provide for a same-day reporting mechanism by the person authorized to engage in the transaction on behalf of the director, Senior Officer or designated employee and all transactions under the contract, instruction or plan must be reported to the Company on the day they occur;

7.	A director, Senior Officer or designated employee who conducts transactions under a contract, instruction or plan approved in advance by the Company will be responsible for and will be required to acknowledge in writing their responsibility for preparing and filing all Forms 144 for sale transactions;

8.	The party authorized under the contract, instruction or plan to engage in transactions must be an institutional broker/dealer or registered investment advisor acceptable to the Company and in which the director, Senior Officer or designated employee has no relationship other than as a customer;

9.	Contracts, instructions or plans may not provide for both purchases and sales. Any such contract, instruction or plan will not be approved;

10.	If the director or Section 16 Officer has engaged in a sale or purchase transaction within six months of the submission for approval of the contract, instruction or plan and the contract, instruction or plan submitted provides for a purchase or sale, respectively, the contract, instruction or plan will not be approved, (i.e. if the director or officer has sold

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shares within the last six months, a contract, instruction or plan that provides for purchases will not be approved);

11.	The contract, instruction or plan may be terminated, revoked or amended only during an open trading window period, only with the prior written approval of the Company;

12.	The contract, instruction or plan must be of finite duration, and, in any event, not longer than one year, subject to renewal only during an open trading window period with the Company’s approval; and

13.	A director, Senior Officer or designated employee shall not have more than one contract, instruction or plan in place at any one time.

Proposed contracts, instructions or plans will not be prepared by the Company.  Approval or disapproval of any proposed contracts, instructions or plans shall be solely for the benefit of and solely within the discretion of the Company for purposes of assuring compliance with this Policy.

Transactions effected in accordance with a Rule 10b5-1 trading plan are not exempt from relevant securities law requirements and prohibitions.  Insiders must comply with the reporting and short-swing profit rules under Section 16 of the Exchange Act and the limitations on resales by affiliates under Rule 144.

Review and approval of any contract, instruction or plan is not intended to assure or guarantee compliance with Rule 10b5-1, which is solely the responsibility of each individual director, officer and employee.  Accordingly, you may wish to consult with your own advisors in connection with the preparation of any such contact, instruction or plan.

Additional Prohibited Transactions

The Company considers it improper and inappropriate for any director, officer or other employee of the Company to engage in short-term or speculative transactions in the Company’s securities.  It therefore is the Company’s policy that directors, officers and other employees may not engage in any of the following transactions:

Short-term Trading.  An employee’s short-term trading of the Company’s securities may be distracting to the employee and may unduly focus the employee on the Company’s short-term stock market performance instead of the Company’s long-term business objectives.  For these reasons, any director, officer or other employee of the Company who purchases Company securities in the open market may not sell any company securities of the same class during the six months following the purchase.

Short-Swing Profits.  Section 16 of the Exchange Act subjects directors and officers of a public company to various reporting requirements and liability provisions.  Section 16(a) of the Exchange Act requires all executive officers, directors and beneficial owners of greater than 10% of the common stock of the Company (“Insiders”) to file Forms 3, 4 and 5 with the SEC, reporting their stock ownership and transactions in Company securities, as applicable.   Section 16(b) of the

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Exchange Act provides that any profit realized by an Insider, based on their lowest-priced purchase and highest-priced sale of the Company’s stock in a six-month period (also called a “short-swing” profit), without regard to overall profit or loss during the six-month period, is recoverable by the Company.  The Company’s program for compliance with the reporting obligations of Insiders and with the “short-swing” transactions restrictions of the federal securities laws is set forth in the Addendum attached to this Policy.

Short Sales.  Short sales of the Company’s securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects.  In addition, short sales may reduce the seller’s incentive to improve the Company’s performance.  For these reasons, short sales of the Company’s securities are prohibited by this Policy.  In addition, Section 16(c) of the Exchange Act prohibits officers and directors from engaging in short sales.

Margin Accounts and Pledges.  Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call.  Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan.  Because a margin sale or foreclosure sale may occur at a time when the pledger is aware of material nonpublic information or otherwise is not permitted to trade in Company securities, directors, officers and other employees are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan.

Hedging Transactions.  The Board of Directors believes that ownership of the Company’s stock by the Company’s directors, officers and employees promotes the alignment of our interests with those of the Company’s shareholders. The Board recognizes that transactions that are designed to hedge or offset declines in the market value of the Company’s stock can disrupt this alignment, interfere with the Company’s compensation programs and philosophies, and undermine policies regarding stock ownership. Further, hedging is highly speculative and gives the appearance of a lack of confidence in the Company’s future prospects and therefore is inappropriate.  Accordingly, any hedging, derivative or other equivalent transaction that is specifically designed to reduce or limit the extent to which declines in the trading price of the Company’s stock would affect the value of the stock owned by a director, officer or employee is prohibited.  Examples of prohibited hedging transactions include (i) short sales of Company stock (the practice of selling a security borrowed from another), (ii) buying put options or selling call options relating to Company stock, (iii) selling security futures contracts relating to Company stock, (iv) entering into prepaid variable forward sale contracts, equity swaps, or zero cost collars relating to Company stock, and (v) contributing Company stocks to an exchange fund in exchange for an interest in the fund.  Cashless exercises of employee stock options are not deemed short sales for purposes of this Policy.

Post-Termination Transactions.  This Policy continues to apply to your transactions in Company securities even after you have terminated employment.  If you are in possession of material nonpublic information when your employment terminates, you may not trade in Company securities until that information has become public or is no longer material.

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Strict Compliance Required

The Company requires the strictest compliance with these procedures by all personnel at every level.  Failure to follow these procedures may result in severe legal difficulties for you, as well as for the Company.  A failure to follow both the letter and the spirit of this memorandum shall be considered a matter of extreme seriousness and may be grounds for termination of employment or other disciplinary action, whether or not the failure to comply results in a violation of law.  Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish the Company’s and an individual’s reputation and irreparably damage a career.

Company Assistance.  Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from Judy Wu, General Counsel, whose telephone number is (631) 537-1000 ext. 3066.  Ultimately, however, the responsibility for adhering to this Policy and avoiding unlawful transactions rests with individual employee.

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Insider Trading Policy Addendum

Dime Community Bancshares, Inc. (the “Company”) is a public company the common stock of which is traded on the Nasdaq Global Select Market and registered under the Securities and Exchange Act of 1934 (the “Exchange Act”).  Pursuant to the Exchange Act, the Company files periodic reports and proxy statements with the Securities and Exchange Commission (the “SEC”).  Dime Community Bank (the “Bank”) is the Company’s wholly owned subsidiary.

As a public company, the directors, officers and employees of the Company have a responsibility not to participate in the market for the Company’s stock while in possession of “material information” about the Company that has not been publicly disclosed.  Under the Insider Trading and Securities Enforcement Act of 1988 (“Act”), the Company can be held liable for employee violations of the insider trading laws, unless it has adopted policies and procedures to prevent insider trading.  Recent efforts by the SEC to police insider trading laws have highlighted the need for awareness of the responsibilities and potential liability in this area.  Executive officers and directors of the Company are also subject to various reporting obligations regarding their ownership, and changes in their ownership, of Company securities.

The Company has adopted policies and procedures regarding insider trading and the confidentiality of information that are applicable to all employees, officers and directors.  This Addendum addresses additional restrictions that are applicable only to Directors, Senior Officers and designated employees of the Company.

Additional Restrictions on Purchases and Sales During Certain “Blackout” Periods

The following additional procedures with respect to the participation in the market for the Company’s stock by the directors, Senior Officers and designated employees of the Company have been adopted by the Board of Directors in order to assure compliance with the federal securities laws. It should be emphasized that these procedures are designed to:  (i) avoid even the appearance of trading on insider information, (ii) as a cautionary matter, eliminate the ongoing question of when knowledge of unreported quarterly and year-end financial information may be considered “material” under the insider trading laws, and (iii) enable the Company to assure that the insider trading reporting requirements of Section 16 of the Securities Exchange Act of 1934 are being complied with.  This is in addition to the general prohibition on participation in the market for the Company’s stock while in possession of material, nonpublic information, regardless of the time period.

The following procedures should be followed by directors, senior officers and designated employees:

1.  Quarterly Blackout Periods.  During the period commencing with the tenth day of the last month of the quarter and ending on the second business day after the financial results of the quarter/year end have been publicly announced (a blackout period), directors, Senior Officers and designated employees should refrain from participating, directly or indirectly, in the market for Company securities, including making gifts of Company securities.  The blackout period applies

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to signing up for, modifying participation in, changing or withdrawing from participation in 10b5-1 plans and the Employee Stock Purchase Plan (“ESPP”), as well as optional cash purchases under the dividend reinvestment plan.  In addition, the blackout period applies to changes to the election of a tax withholding right pursuant to which you elect to have the Company withhold shares subject to an option or restricted stock award to satisfy tax withholding requirements.  An email will be sent to each director, Senior Officer and designated employee confirming commencement of the quarterly blackout period.  The prohibition on trading during the blackout periods is in addition to the general prohibition, which could apply at any time during the year, on trading while in possession of material, nonpublic information regarding the Company.

2.  Pre-Clearance of all Trades. To prevent inadvertent violations and avoid even the appearance of inappropriate transactions (which could result, for example, where an officer engages in a trade while unaware of a pending major development), the policy of the Company is the following:

Before any director, Senior Officer or designated employee buys, sells or gifts any Company securities, or enters into a 10b5-1 trading plan, that person is required to notify, in writing, and receive, in writing, the pre-clearance of the Company’s General Counsel for the proposed transaction. General Counsel will generally respond - and approve or prohibit the proposed transaction - on the same business day, but no assurance can be given as to the timing of pre-clearance. Under certain circumstances, the Company may ask that person not to proceed with the proposed transaction. Additionally, because new material information could develop at any time, a pre-approved securities transaction should be completed promptly and, in any event, on the same day approval has been given.  If the transaction is not completed, the director, Senior Officer or designated employee must notify General Counsel.

3.  Notification of all Trades.  To keep an accurate record of transactions in Company securities by individuals most likely to be in possession of material non-public information, the Company is also implementing the following procedure:

Immediately after any transaction, any director, Senior Officer or designated employee that buys, sells, or gifts any Company securities, including pursuant to a 10b5-1 trading plan, must notify the Company’s General Counsel and Assistant Corporate Secretary describing in writing the detail of the transaction.

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The following positions are hereby designated “Senior Officer” positions for purposes of the Policy on participating in the market for the Company’s stock during the blackout periods and for the requirements of pre-clearance and notification of all trades:

All Named Executive Officers

All Executive Vice Presidents

Chief Accounting Officer

Director of Internal Audit

Corporate Secretary

Assistant Corporate Secretary

Executive Assistants

All Employees that work in Accounting, Audit, Corporate Planning, Marketing, and Treasury are designated employees for purposes of the Policy on participating in the market for the Company’s stock during the blackout periods and for the requirements of pre-clearance and notification of all trades and gifts.

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Dime Community Bancshares, Inc. & Dime Community Bank

Insider Trading Policy and confidentiality of information

ACKNOWLEDGMENT FORM

I certify that:

I have read and understand the Insider Trading Policy and Confidentiality of Information dated July 24, 2024 and the Addendum thereto covering backout periods and the pre-clearance procedures and notification of trades (collectively, the “Insider Trading Policy”). I understand that the General Counsel and Corporate Secretary is available to answer any questions I have regarding the Insider Trading Policy.

I will comply with this Insider Trading Policy for as long as I am subject to the policy.

Signature: ________________________

Date: ___________________________

Print Name: _______________________